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                                                                   EXHIBIT 10.15


                           MERCHANT SERVICES AGREEMENT

This Merchant Services Agreement (the "AGREEMENT") is made and entered into by and between Solutions America, Inc. ("SOLUTIONS"), a Delaware corporation with its principal place of business at 600 Corporate Pointe, 12th Floor, Culver City, CA 90230 and SGAA Ltd. ("CLIENT"), a Bahamian corporation with its principal place of business at 5 George Street, P.O. Box 13037, Nassau, The Bahamas. This Agreement is effective as of the date set forth below.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

A.      Nature and Term of Engagement.

        (i) Retention of Solutions. Client hereby retains Solutions to provide on-line payment processing and reporting services ("Payment Processing Services"), as more particularly described in the Merchant Guide attached hereto as Addendum A for any web sites which may be owned, represented, managed, operated or assigned by Client (the "Client Web Sites"). Solutions accepts such engagement on the terms and subject to the conditions hereinafter set forth and those terms and conditions set forth in the Merchant Guide, which are incorporated herein as if fully set forth herein. Solutions shall retain the right to fulfill its obligations under this Agreement by using the services of third parties.

        (ii) Term. Subject to the termination rights set forth in Section 1 of the Merchant Guide, the term of this Agreement shall be one (1) year from the date hereof; provided, that this Agreement shall be automatically renewed for additional one (1) year terms, unless either party gives the other party written notice of its intention not to renew at least thirty (30) days prior to the last day of the then current term, in which event the last effective date of this Agreement shall be the last day of the then current term.

        (iii) Exclusivity. By entering into this Agreement, Client appoints Solutions as its exclusive agent to provide the Payment Processing Services for all on-line purchase transactions generated by any customer of the Client Web Sites (a "Customer").

        (iv) Services Not Included. Client agrees and acknowledges that under this Agreement Solutions will provide only the Payment Processing Services. Solutions will not provide any debit card processing, customer service or other "back office" support and Client is solely responsible for all customer



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                support services, including but not limited to receiving and responding to billing inquiries and handling of retrieval requests, chargebacks, creditbacks, refunds, credits, returns and/or disputes.

B.      Fees; Settlement and Payment; Reserve Account.

        (i) Fees for Payment Processing Services. Client shall pay or cause to be paid to Solutions fees for Payment Processing Services (the "Payment Processing Fees") in the amounts set forth in Exhibit A hereto.

        (ii) Settlement and Payment. Pursuant to the Merchant Account Agreement between Client and the bank that maintains the Client's merchant account (the "Merchant Account Bank"), incorporated herein by reference, Client acknowledges that the Merchant Account Bank will receive all proceeds from transactions submitted by Client and further acknowledges Client's obligation to pay in full any and all obligations including but not limited to all Merchant Account Bank fees and obligations, all chargebacks arising in connection with transactions submitted by it to the Merchant Account Bank and other fees in addition to the Payment Processing Fees. All obligations of Client for, including but not limited to, any bank discount fee, processing fee, chargebacks, transaction or credit costs, legal fees, fines, penalties or government assessments and any and all obligations payable by Client (the "Client Obligations") shall be deducted from all payments due to Client at the time of each payment. Client hereby instructs Merchant Account Bank to retain all such Client Obligations and to deposit same in such financial institutions as may be required by the Merchant Account Bank, any card association, transaction processor, Solutions, or other party. To the extent that amounts payable to Client are not sufficient to pay such obligations of Client described herein, Merchant Account Bank may, at its option, debit the Reserve Account (as defined below) to pay such obligations.

        (iii) Net Client Payment. Pursuant to the payment terms of the Merchant Account Agreement between Client and the Merchant Account Bank, Solutions shall cause the Client's bank account held in its name at the Merchant Account Bank (the "Client Merchant Account") to be credited in the amount of all proceeds from transactions submitted by Client net of the Payment Processing Fees, Reserve Account, chargebacks and Client Obligations discussed herein. The determination of the payment terms shall be made upon signature of the Merchant Account Agreement.

        (iv) Reserve Account. Pursuant to the Merchant Account Agreement, the Merchant Account Bank may and shall deduct from each Client payment a percentage of the gross amount processed by Client as set forth in Exhibit A (the "Reserve Percentage"), which Reserve Percentage the Merchant



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               Account Bank will deposit in a demand deposit account in its name and under its sole control (the "Reserve Account"). This Reserve Account shall be maintained by the Merchant Account Bank on the terms and conditions set forth in the Merchant Account Agreement.

        (v) Right of Offset. At any time that an amount is due Solutions from Client and Solutions does not obtain payment of such amount due as provided in this Agreement, Solutions shall have the right to apply or set off any amounts otherwise owed to Client by Solutions hereunder, including, without limitation, any amounts in the Reserve Account, to the amount owed by Client.

        (vi)   Currency.  All payments hereunder shall be in U.S. dollars.

C. Notices. Except where specifically provided for to the contrary, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given: (i) if delivered personally; or,
        (ii) three (3) days after mailed by certified or registered mail, postage prepaid, return receipt requested; or, (iii) upon transmission, if sent by prepaid telegram, telex or fax and a receipt of transmission is obtained, in each case addressed to the party to receive notice, at the address or fax number specified herein, or at such other address or fax number as the parties may provide from time to time, in the manner prescribed herein for the delivery of notices.


        Solutions' address for receipt of notice is:

               c/o Floyd Kephart
               Chairman and CEO
               Solutions America, Inc.
               600 Corporate Pointe
               12th Floor
               Culver City, California 90230
               Fax:  (310) 665-7606

        Client's address for receipt of notice is:

               c/o Matt Petrocelli
               President
               SGAA Ltd.
               5 George Street
               P.O. Box 13037



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               Nassau, The Bahamas

D. Counterparts/Faxed Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event of any variation or discrepancy between fully-executed copies of this Agreement (including any exhibits and riders), Solutions' copy shall control. Additionally, this Agreement may be executed by faxed signatures, the delivery of which shall be binding and effective for all purposes.

E. Authority. By executing this Agreement in the space provided below, the person signing this Agreement on behalf of Client represents to Solutions that Client's governing body or person(s): (i) has authorized Client to enter into this Agreement and to assume the duties and obligations set forth herein; (ii) has authorized the signatory hereof to execute and deliver this Agreement on behalf of Client and to thereby bind Client to the terms and conditions hereof; (iii) Client is legally authorized to own, represent, manage, operate or assign the Client Web Sites; and, (iv) Client has obtained all necessary, regulatory approvals and certificates to provide any services it intends to offer Customers.

F. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely in such state without giving effect to the conflicts of laws principles thereof.


IN WITNESS WHEREOF, the parties have executed this Merchant Services Agreement effective as of this ______________ day of _______________, 2000.



SOLUTIONS AMERICA, INC.                SGAA LTD.



By:                                    By:
   ----------------------------           --------------------------------------
   Floyd W. Kephart                       Matt Petrocelli
   Chairman & CEO                         President



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                                    EXHIBIT A



1.      PAYMENT PROCESSING FEES

        Payment Processing Fees as defined in section B(i) of this Agreement shall be computed as: % of gross amount of transactions processed plus $0.35 per transaction.


2.      RESERVE PERCENTAGE

        Reserve Percentage as defined in section B(iv) shall be: _____% of gross amount of transactions processed on a rolling six (6) month period.


3.      VISA INTERNATIONAL, INC.

        Under Visa International's Internet High Risk Monitoring Program, merchants who are considered to be High Risk will be charged an initial US$5,000 plus US$0.35 per approved transaction and an annual fee of US$1,000 for this monitoring program.


4.      CLIENT MERCHANT ACCOUNT INFORMATION

        Bank Name:                  ________________________________________

        ABA No.:                    ________________________________________

        Depository Account No.:     ________________________________________


5.      CORPORATE STRUCTURE

        In the event that Client requests or is subject to the requirement for a company incorporated in a foreign jurisdiction, Solutions may assist in the formation and administration of such a company on behalf of Client. The fee for such services may vary depending on the jurisdiction of incorporation of the company.



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                                   ADDENDUM A

                                 MERCHANT GUIDE
                              TERMS AND CONDITIONS

The following terms and conditions are part of the Merchant Services Agreement (the "Agreement") pursuant to which Solutions America, Inc. ("Solutions") will provide on-line payment processing and reporting services to clients with respect to on-line purchase transactions generated by customers of the clients' web sites. Capitalized terms used below that are not defined below shall have the meanings provided in the Agreement. All references below to "this Agreement" refer to the Agreement.

1.   Termination/Suspension.

     (a) Client Termination. Client may terminate this Agreement at any time without further written notice if Solutions materially breaches any of its covenants, representations and warranties contained in this Agreement and such breach is not cured by Solutions within thirty (30) days of receipt of written notice from Client regarding such breach.

     (b)  Solutions Termination. Solutions may terminate this Agreement:

          (i) at any time without further written notice if Client materially breaches any of its covenants, representations and warranties contained in this Agreement and such breach is not cured by Client within thirty (30) days of receipt of written notice from Solutions regarding such breach;

          (ii) at any time effective immediately upon receipt by Client of written notice if Solutions reasonably believes that Client has engaged, or is engaging, in any activities or omissions to act that: (A) have subjected, are subjecting and/or will or may subject, either Client, the Merchant Account Bank, the processor for the Merchant Account Bank that processes authorized transactions through the MasterCard International, Incorporated ("MasterCard") system, or VISA U.S.A. Inc. or VISA International, Inc. ("Visa") system, or both, or their successors and assigns (the "Card Processor"), or Solutions (including for purpose of this paragraph any of its officers, directors, employees, shareholders, affiliates or third parties providing services to Solutions), to a fine or other civil or administrative penalty, review, audit, heightened scrutiny, or change in administrative or legal status; or, (B) have infringed, are infringing, and/or will or may infringe on the rights (including without limitation, property rights) of third parties;


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          (iii) at any time without written notice if Client's Merchant Account
                Bank ceases to process through an Internet capable and Solutions approved Card Processor; or

          (iv) at any time, with or without cause, upon sixty (60) days written notice to Client.

     (c) Survival. Notwithstanding anything in this Section 1 to the contrary, all of Client's payment obligations to Solutions under this Agreement shall survive termination or suspension of this Agreement.

2.   Processing Procedures.

     (a) Client Procedures; Batch Processing. Client will provide a check-out for the purchase of goods, services, and/or content (the "Goods") by Customers on a secure check-out link on Client Web Sites. Client will require from each Customer that places an order for the purchase of selected Goods ("Customer Order") from Client information consisting of the Customer's name, e-mail address and password, credit or debit card information, billing and shipping information and any other information required by either Client or Solutions (the "Customer Information"). Client will submit the Customer Information to Solutions as part of the authorization process described in Section 2(b). Upon Client's receipt of authorization from its Card Processor and shipment of the Goods described in the Customer Order to or in accordance with the instructions of the ordering Customer, Client will submit the Customer Information to Solutions for processing. Client may hold a number of Customer Orders and submit a batch of Customer Orders to Solutions for processing (the "Batch Processing"). At no time shall Client submit Customer Information to Solutions for processing prior to shipment of Customer Order.

     (b) Filtering and Authorizations. Solutions will "scrub" the data submitted by the Customer for authorization purposes, running such data through its filters and credit card databases and making all other customary reasonable efforts to identify fraudulent, unauthorized or duplicate transactions. Solutions will then format the data in a manner acceptable to Client's Card Processor and electronically submit the Customer's authorization request to the Card Processor.

     (c) Reporting. Solutions will retain the Customer Information, and make available certain of such data to Client in the form of various sales and management reports and other related financial data as Solutions may


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          generate from time to time. These reports and data will be available to Client via the Internet only (not in paper form).

     (d) Availability of Processing Service. Solutions shall use commercially reasonable efforts to maintain its Processing Services in operation at all times (twenty-four (24) hours per day, seven (7) days per week and three hundred and sixty-five (365) days per year); provided, however, that Solutions shall have no liability whatsoever for its failure to do so where such failure results from a cause delineated in Section 12 hereof, and in all other circumstances, Solutions' liability shall be limited as specified in Section 10 hereof.

3.   Programming Services.

     Custom or individualized programming services beyond those included as part of Payment Processing Services ("Programming Services") may be provided to Client. Should Client request such Programming Services, Solutions may, in its sole discretion, agree to perform such services at fees mutually agreed upon at the time such services are to be performed.

4. Limited Liability for Inaccurate, Incomplete or Fraudulent Credit or Debit Card Information.

     Notwithstanding Section 2(b), Solutions shall have no liability to Client for any inaccurate, incomplete, fraudulent or duplicate information submitted, or transactions effectuated, by Customers, or the use of stolen cards, or any damages, chargebacks or creditbacks resulting to or suffered by Client or Customer from any of the foregoing unless and solely to the extent that such damages are directly and solely attributable to Solutions' gross negligence or willful misconduct. Solutions' liability under this
     Section 4 shall be limited as specified in Section 10.

5.   Representations and Warranties and Covenants of Client.

     With full understanding that Solutions is expressly and directly relying on the following representations and warranties and Client's covenants in agreeing to enter into this Agreement and to provide services hereunder, Client hereby makes the following representations and warranties to and covenants with Solutions:

     (a) Strict Compliance with Laws, Rules and Regulations. Client does, and at all times during the term of this Agreement will, operate its business and the Client Web Sites in compliance: (i) with all laws and regulations applicable to Client's business, including, but not limited to, the Federal Trade Commission Act of 1914 (the "FTC Act") and the rules and regulations

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          promulgated thereunder; (ii) with all of the rules and regulations issued from time to time by Visa, MasterCard, or any other governing credit card organization; and, (iii) with all contractual obligations to, and rules and regulations issued from time to time by, its Card Processor and its Merchant Account Bank.

     (b) Advertising and Promotional Materials. On the Client's web site, and in any advertising or promotional materials for such site, Client will use its reasonable best efforts at all times during the term of this Agreement to accurately, plainly and completely describe the products or services it is offering for sale, the price and terms on which they are being sold, the action(s) that must be taken to consummate a purchase, the point at which a sale is final and irreversible, and any rights a Customer may have to return, obtain a refund or terminate a transaction.

     (c) Must Offer Promoted Goods and Services. Client does, and at all times during the term of this Agreement will, make all reasonable efforts to timely provide all goods and/or perform all services advertised or otherwise promised on the Client's web site, for the price and on the terms advertised or promised.

     (d) Customer Confidentiality. Client does not, and at all times during the term of this Agreement will not, sell or transfer any information supplied by or relating to a Customer, or use any such information for any purpose other than: (i) completing the transactions for which it was furnished or for responding to a retrieval request or Customer complaint; (ii) internally within Client's company, its parent company, or any wholly owned subsidiaries; or, (iii) in response to a subpoena issued by a Court of competent jurisdiction and will not sell or otherwise furnish such information to others, and otherwise, will take reasonable steps to ensure the confidentiality of a Customer's personal information.

     (e) Libel, Intellectual Property, etc. The Client Web Sites do not, and at all times during the term of this Agreement will not, contain any material which is libelous, slanderous, defamatory, or which will violate or infringe upon or will otherwise give rise to any adverse claim with respect to any common law or other right of any person or other entity, including, without limitation, patent rights, copyright rights, trademark rights, service mark rights, trade name rights, literary, artistic, and dramatic rights, idea submission rights, privacy rights and all other civil, personal and proprietary rights. Upon the request of Solutions, Client will cooperate with Solutions' efforts to comply with the Digital Millennium Copyright Act.



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     (f)  Harmful Matter. The Client Web Sites do not, and at all times during the term of this Agreement will not, contain any message or communication of any kind which is harmful, violent, threatening, abusive or hateful.

     (g) Viruses, etc. The Client will use its reasonable best efforts to insure that the Client Web Sites do not, and at all times will not, contain any file or data stream which contains viruses, worms, "Trojan horses" or any other destructive features, regardless whether damage is intended or unintended.

     (h) Use of Solutions' Services. Client will not use any of Solutions' services in any manner, or in furtherance of any activity, which constitutes a violation of any law or regulation or which may cause Solutions to be subject to investigation, prosecution or legal action.

6.   Client Web Sites Display of Terms and Conditions.

     The Client Web Sites shall contain terms and conditions ("Client Terms and Conditions") that govern the operation of the Client Web Sites, and which clearly set forth the respective rights, duties and obligations of Client and the Customer. Client shall be solely responsible for the creation, legality and sufficiency of its Client Terms and Conditions. Solutions shall have no duty to review, approve or edit the content of Client Terms and Conditions.

7.   Confidentiality.

     (a) Confidential Information. Solutions and Client acknowledge and agree that in the course of fulfilling their obligations hereunder, each party may have access to information or material that is commercially valuable to both companies and not generally known in the industry ("Confidential Information"). Confidential Information includes but is not limited to: (i) any and all versions of proprietary computer software and any documentation related thereto; (ii) technical information concerning products and services, including product data and specifications, know-how, formulae, diagrams, flow charts, drawings, source code, object code, program listings, test results, processes, inventions, research projects and product development;
          (iii) any and all versions of any designs, patents, trademarks or copyrightable works, discoveries, formulae, processes, manufacturing techniques, trade secrets, inventions, improvements, ideas, business plans; (iv) information concerning each party's business, including cost information, profits, sales information, accounting and unpublished financial information, business plans or strategies, markets and marketing methods, customer lists and customer information, sponsor lists and sponsor information, purchasing techniques, supplier lists and supplier information

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          and advertising strategies; (v) information concerning employees, including salaries, strengths, weaknesses and skills; (vi) information submitted by each party's customers, suppliers, employees, or co-venturers for study, evaluation or use; or, (vii) any other information not generally known to the public or by actual or potential competitors of Solutions and Client, which, if misused or disclosed, could reasonably be expected to adversely affect either party's business.

     (b) Non-disclosure. Solutions and Client acknowledge and agree that: (i) all Confidential Information of each party is the sole and exclusive property of such party and is regularly used by such party in the operation and conduct of each of their respective businesses, and that the unauthorized disclosure of Confidential Information would have a material adverse effect on the business, operations and competitive position of the party whose information was thus disclosed; (ii) neither party will at any time divulge to any person or entity, orally or in writing, directly or indirectly, in whole or in part, any Confidential Information, without both parties' explicit prior written consent; (iii) both parties will receive and maintain all Confidential Information in strictest confidence using reasonable care; (iv) that any violation or breach of this Agreement may result in significant and irreparable injury, that a remedy at law may be inadequate, and that, in the event of any such violation or breach, the parties, in addition to any other relief to which they may be entitled, shall in addition be entitled to temporary and permanent injunctive relief.

     (c) Exception. Notwithstanding anything in this Agreement to the contrary, neither party has any duty of non-disclosure with respect to Confidential Information that: (i) was in their possession or already known to them without an obligation to keep it confidential, before such information was disclosed, is publicly available at the time of disclosure or that becomes publicly available after disclosure other than through breach of this Agreement or other wrongful act; (ii) is disclosed by either party with mutual prior written approval; (iii) is disclosed to either party by a third party who is not in breach of their own obligation of confidentiality; (iv) either party develops independently other than through breach of this Agreement, or (v) is required to be disclosed under operation of law, or pursuant to applicable law or court, administrative or governmental order.

     (d) Survival. The provisions of this section shall continue for so long as the either party remains in possession of Confidential Information and shall survive the termination of this Agreement for any reason.

8.   Intellectual Property.


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     During the term of this Agreement, Solutions hereby grants to Client a nonexclusive, royalty-free, limited license to use, display and reproduce the trademarks, service marks, and logos of Solutions on its web site, stationery or marketing/advertising materials solely to publicize the fact that Solutions is handling the processing of the Client's online transactions. No materials displayed by the Client may indicate or imply, directly or indirectly, that Solutions endorses the Client's products or services. Other than the limited right stated herein, the Client hereby acknowledges and agrees that nothing in the Agreement, or any of the documents or transactions referenced herein, shall be deemed to transfer, assign, grant or license any right, title or interest of any kind in, and that the Client shall at no time have or acquire any right or claim to, any intellectual property generated, created, produced, purchased, owned by or licensed to Solutions, including, without limitation, any rights in any trademark, service mark, trade dress, photograph, videographic work, audiovideographic work, text, program or other intellectual property appearing in, on, at or in association with Solutions or any affiliated site or advertisement thereof. Upon termination of this Agreement for any reason, all right, title and interest in and to Solutions' intellectual property shall remain with Solutions, Client shall have no further right to the use thereof, and Client shall immediately cease the use of all such intellectual property in any manner whatsoever.

9.   Indemnification.

     Notwithstanding anything else contained herein, as material consideration to induce Solutions to enter into this agreement, Client hereby agrees to indemnify, defend (with counsel reasonably acceptable to Solutions), protect and hold harmless Solutions and its officers, directors, shareholders, affiliated entities and persons, employees, agents, representatives and attorneys (collectively "Representatives") from and against any and all claims, causes of actions, demands, judicial and administrative proceedings, liabilities, forfeitures, errors, damages, costs and expenses (including without limitation, reasonable attorney's fees and attendant costs and expenses, whether or not suit is filed or proceedings instituted thereon), directly or indirectly arising in connection with this Agreement or the various subject matters hereof, or any breach or default in Client's performance of any of its obligations hereunder, or Client's operation of its business or its maintenance and/or operation of Client Web Sites, or the act or omission of any of Customers, the Card Processor or the Merchant Account Bank, or any of Client's partners, shareholders, officers, directors, employees, managers, members, agents, representatives, affiliates, agents or representatives, whether or not intentional or negligent, and whether or not covered by insurance.

10.  Limitation of Liability of Solutions.



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     IN NO EVENT SHALL SOLUTIONS OR ANY PERSONS OR ENTITIES ASSOCIATED THEREWITH
     BE LIABLE FOR ANY DIRECT, INDIRECT, PUNITIVE, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE SUBJECT MATTERS HEREOF (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION OR LOSS OF BUSINESS INFORMATION) EVEN IF SOLUTIONS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Because of the extreme difficulty of fixing actual damages for any failure of Solutions to perform its obligations hereunder or from any failure of Solutions to perform any obligations imposed by law, Client agrees that Solutions' entire liability, and Client's exclusive remedy, for any claim for damages against Solutions and all persons or entities directly or indirectly affiliated therewith arising out of this Agreement or the various subject matters hereof, or the performance or non-performance by Solutions of its obligations hereunder, whether grounded in contract or in tort, shall be limited to liquidated damages in the amount of the consideration paid to Solutions by Client in connection with the affected transaction, and no more. The provisions of this paragraph apply even though the loss or damage, irrespective of cause or origin, results directly or indirectly, either from performance or nonperformance of obligations imposed by this Agreement.

11.  Disclaimer of Warranty.

     SOLUTIONS DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CLIENT ACKNOWLEDGES THAT THE SERVICES PROVIDED BY SOLUTIONS HEREUNDER MAY NOT BE UNINTERRUPTED OR ERROR FREE.

12.  Force Majeure.

     (a) Events Beyond Solutions' Control. If Solutions cannot perform any of its obligations due to events beyond its control, such failure to perform shall not constitute a breach of this Agreement, and the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Solutions' control include, but are not limited to, acts of God, war, civil commotion, labor disputes, equipment failures, strikes, fire, flood, earthquake or other casualty, shortages of labor or material, government regulation or restriction, weather conditions, breaches or failures to perform by third parties, technical problems, including hardware and software crashes and other malfunctions, disruptions on account of or caused by vandalism, theft, phone service



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          outages, Internet disruptions, viruses, and mechanical, power or communications failures.

     (b) Change in Law. If, after the date of this Agreement, any law, regulation, or ordinance, whether federal, state, or local becomes effective which substantially alters Solutions' ability to perform services hereunder, Solutions shall have the right to terminate this Agreement, with notice, if reasonably possible, effective upon the earlier of (i) the date upon which Solutions shall be unable to provide its customary services hereunder, or (ii) thirty (30) days following written notice.

13.  General Provisions.

     (a) Relationship Between Parties. The parties to this Agreement are independent contractors and nothing in this Agreement shall make them joint venturers, partners, employees, agents or other representatives of the other party hereto. Neither party shall make any representation that suggests otherwise.

     (b) Assignment. Neither party may transfer or assign any of its rights or duties under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, that Solutions may assign the Agreement to any affiliate of Solutions or contract with third parties as provided in section A(i) of the Agreement.

     (c) Taxes. Each party shall report and pay all taxes imposed on its revenues or income by any jurisdiction. If Solutions is required to pay any such taxes on the revenues or income of the Client, the Client shall immediately reimburse Solutions for the amount of such taxes and all related interest, fines and penalties. The parties agree that taxes in the nature of excise, sales or use taxes are not currently imposed on the transactions contemplated under this Agreement. If such taxes are hereafter imposed, the payment of such taxes shall be the Client's responsibility. Solutions shall have the right to collect and pay over taxes in the nature of an excise, sales or use tax on behalf of the Client if reasonably required to do so by a taxing authority of competent jurisdiction. If Solutions makes any such payment, the Client shall immediately reimburse Solutions for the amount of any such taxes and related fines, penalties and interest.

     (d) Venue and Jurisdiction. The parties hereby irrevocably submit themselves to the exclusive jurisdiction and venue of the state and federal courts sitting in the State of California, for any legal proceeding relating to this Agreement or the various subject matters hereof. The parties hereto hereby

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          waive and agree not to assert (by way of motion, as a defense or otherwise) that any such proceeding is brought in an inconvenient forum or that the venue thereof is improper.

     (e) Arbitration. Any dispute, controversy or claim relating to this Agreement or any breach or default in the performance of the terms and conditions thereof shall be settled by arbitration in the State of California, County of Los Angeles in accordance with the then-existing arbitration rules promulgated by the American Arbitration Association. The decision of the arbitrators shall be final and binding on the parties, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any arbitration award shall include attorneys' fees for the prevailing party.

     (f) Integration and Amendment. This Agreement, along with any exhibits, attachments or other documents affixed hereto or referred to herein, constitutes the entire agreement between the parties hereto relative to the various subject matters hereof and may be amended or revoked only by an instrument in writing signed by both parties; provided, that, modifications or amendments to this Addendum shall become effective thirty (30) days after the date first posted on the Solutions web site unless Client's written objection to any amendment or modification is received by Solutions prior to the effective date of the same. The parties hereby agree that no prior agreement, understanding or representation pertaining to any matter covered or mentioned in this Agreement shall be effective for any purpose.

     (g) Severability. If any term or provision of this Agreement shall be held invalid or unenforceable to any extent under any applicable law by a court of competent jurisdiction, the remainder of this Agreement will not be affected thereby, and each remaining term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. To the extent that the provisions of such applicable law may be waived, they are hereby waived to the end that this Agreement is deemed to be a valid and binding agreement enforceable in accordance with its terms.

     (h) Waiver. No waiver by either party of the breach of any covenant, condition or term of this Agreement shall be construed as a waiver of any preceding or succeeding breach nor shall the acceptance of any fee or other payment during any period in which either party is in default be deemed to be a waiver of such default. All waivers must be in writing and signed by the waiving party.



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     (i)  Attorney's Fees. If suit, action or arbitration is brought to enforce or interpret any provision of this Agreement, or the rights or obligations of any party hereto as they relate to the subject matter of this Agreement, the prevailing party shall be entitled to recover, as an element of such party's costs of suit, and not as damages, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or action or arbitration, including, without limitation, attorneys' fees and expenses and court costs.

     (j) Survival of Representations and Warranties. All representations and warranties of Client contained herein shall survive the execution and delivery of this Agreement.

     (k) Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from
          (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any proceedings.

     (l)  Contractual Currency.

          (i) Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the "Contractual Currency"). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to



                                       11
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               compensate for the shortfall. If for any reason the amount in the
               Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

          (ii) Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (A) for the payment of any amount owing in respect of this Agreement, (B) for the payment of any amount relating to any early termination in respect of this Agreement or (C) in respect of a judgment or order of another court for the payment of any amount described in (A) or (B) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

         (iii) Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.



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          (iv) Evidence of Loss. For the purpose of this Section 13(l), it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.


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